As filed with the Securities and Exchange Commission on February 25, 2011
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
___________________
JABIL CIRCUIT, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	38-1886260 (I.R.S. Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North St. Petersburg, Florida (Address of Principal Executive Offices)	33716 (Zip Code)
JABIL CIRCUIT, INC.
2011 STOCK AWARD AND INCENTIVE PLAN
(Full title of the plan)

Robert L. Paver, Esq.
Secretary and General Counsel
Jabil Circuit, Inc.
10560 Dr. Martin Luther King, Jr. Street North
St. Petersburg, Florida 33716
(Name and address of agent for service)

(727) 577-9749
(Telephone number, including area code, of agent for service)
Copies of all communications to:
Chester E. Bacheller, Esq.
Holland & Knight LLP
100 North Tampa Street, Suite 4100
Tampa, Florida 33602
Phone: (813) 227-6431
Fax: (813) 229-0134
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Amount	maximum	maximum	Amount of
securities	to be	offering price	aggregate	registration
to be registered	registered(2)	per share(3)	offering price(3)	fee(3)
Common Stock, par value $0.001 per share reserved under 2011 Stock Award and Incentive Plan(1)	8,850,000	$20.13	$178,150,500.00	$20,683.27

(1)	Including preferred stock purchase rights issued under the Registrant’s Stockholder Rights Plan, dated October 19, 2001.

(2)	The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee. The fee is calculated upon the basis of the average between the high and low sales prices for shares of common stock of the Registrant as reported on the New York Stock Exchange on February 23, 2011.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents filed with the Commission by the Registrant, Jabil Circuit, Inc., a Delaware corporation, are incorporated by reference in this Registration Statement:
(a) The Registrant’s Annual Report on Form 10-K for the year ended August 31, 2010 (including information specifically incorporated by reference into the Registrant’s Form 10-K from the Registrant’s definitive Proxy Statement);
(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended August 31, 2010;
(c) The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A, dated April 28, 1998, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and
(d) The description of preferred stock purchase rights contained in the Registrant’s Registration Statement on Form 8-A, dated October 19, 2001, filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES.
Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.
Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
As authorized by Section 145 of the General Corporation Law of the State of Delaware (“DGCL”), each director and officer of the Registrant may be indemnified by the Registrant against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Registrant if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Registrant unless a court determines otherwise.
Article Tenth of the Registrant’s Certificate of Incorporation provides for mandatory indemnification of the Registrant’s directors, officers and employees and Article VI of the Registrant’s Amended and Restated Bylaws provide for permissible indemnification of other agents to the maximum extent permitted by the DGCL. The Registrant has entered into Indemnification Agreements with its officers and directors with further indemnification to the maximum extent permitted by the DGCL.

The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.

ITEM 8.	EXHIBITS.
4.1	Jabil Circuit, Inc. 2011 Stock Award and Incentive Plan.

5.1	Opinion of Holland & Knight LLP re legality of the Common Stock.

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (included on signature page).

ITEM 9.	UNDERTAKINGS.
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant, Jabil Circuit, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on February 25, 2011.

JABIL CIRCUIT, INC.
By:	/s/ Forbes I.J. Alexander
Forbes I.J. Alexander, Chief Financial Officer

POWER OF ATTORNEY
KNOWN TO ALL PERSONS BY THESE PRESENTS, we, the undersigned officers and directors of Jabil Circuit, Inc., hereby severally constitute and appoint Forbes I.J. Alexander and Robert L. Paver, each acting alone as an attorney-in-fact with the full power of substitution, for and in the name, place and stead of each of us in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or either of their substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ William D. Morean	Chairman of the Board of Directors	February 21, 2011

William D. Morean

By:	/s/ Thomas A. Sansone	Vice Chairman of the Board of Directors	February 17, 2011

Thomas A. Sansone

By:	/s/ Timothy L. Main Timothy L. Main	President, Chief Executive Officer and Director (Principal Executive Officer)	February 18, 2011

By:	/s/ Forbes I.J. Alexander Forbes I.J. Alexander	Chief Financial Officer (Principal Financial and Accounting Officer)	February 25, 2011

By:	/s/ Lawrence J. Murphy	Director	February 17, 2011

Lawrence J. Murphy

By:	/s/ Mel S. Lavitt	Director	February 18, 2011

Mel S. Lavitt

By:	/s/ Steven A. Raymund	Director	February 22, 2011

Steven A. Raymund

By:	/s/ Frank A. Newman	Director	February 18, 2011

Frank A. Newman

By:	/s/ David M. Stout	Director	February 17, 2011

David M. Stout

INDEX OF EXHIBITS

4.1	Jabil Circuit, Inc. 2011 Stock Award and Incentive Plan.

5.1	Opinion of Holland & Knight LLP re legality of the Common Stock.

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (included on signature page).

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